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CUSIP No. 047439104                   13G                    Page 1  of 12 Pages
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                                (Amendment No. )*


                               AtheroGenics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    047439104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                     [ ]  Rule 13d-1(b)
                     [ ]  Rule 13d-1(c)
                     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

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CUSIP No. 047439104                   13G                    Page 2  of 12 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Alliance Technology Ventures, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,735,008 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,735,008 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,735,008 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 12 pages

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CUSIP No. 047439104                   13G                    Page 3  of 12 Pages
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================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ATV/GP Parallel Fund, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,735,008 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,735,008 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,735,008 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 12 pages

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CUSIP No. 047439104                   13G                    Page 4  of 12 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ATV/MFJ Parallel Fund, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,735,008 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,735,008 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,735,008 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 12 pages

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CUSIP No. 047439104                   13G                    Page 5  of 12 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Michael A. Henos
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                156,000 shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,735,008 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  156,000 shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,735,008 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,891,008 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.1%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 12 pages

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CUSIP No. 047439104                   13G                    Page 6  of 12 Pages
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen R. Fleming
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,735,008 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,735,008 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,735,008 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.4%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 12 pages

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CUSIP No. 047439104                   13G                    Page 7  of 12 Pages
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                                  Schedule 13G
                                  ------------


Item 1(a).        Name of Issuer:
                  --------------
                  AtheroGenics, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------
                  8995 Westside Parkway, Alpharetta, GA 30004

Item 2(a).        Names  of  Persons  Filing:
                  --------------------------
                  (1) Alliance Technology Ventures, Limited Partnership ("ATV");
                  (2) ATV/GP Parallel Fund, Limited Partnership ("ATV/GP"); (3) ATV/MFJ Parallel Fund, Limited Partnership ("ATV/MFJ"); (4) Michael A Henos ("Henos"); and (5) Stephen R. Fleming ("Fleming"). Henos and Fleming are the individual general partners of ATV, ATV/GP and ATV/MFJ. The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  ------------------------------------------------------------
                  The address of the principal business office of each of ATV, ATV/GP, ATV/MFJ, Henos and Fleming is 8995 Westside Parkway, Suite 200, Alpharetta, GA, 30004.

Item 2(c).        Citizenship:
                  -----------
                  Each of ATV, ATV/GP, and ATV/MFJ is a limited partnership organized under the laws of the State of Delaware. Each of Henos and Fleming is a United States citizen.

Item 2(d).        Title of Class of Securities:
                  ----------------------------
                  Common Stock, no par value per share (the "Common Stock").

Item 2(e).        CUSIP Number:
                  ------------
                  047439104

Item 3.           If this statement if filed pursuant to Rule 13d-1(b), or
                  --------------------------------------------------------
                  13d-2(b) or (c), check whether the person filing is a:
                  ------------------------------------------------------
                  Not Applicable.

Item 4.           Ownership.
                  ---------

                  (a)   Amount Beneficially Owned:

                        As of December 31, 2000, ATV is the record holder of 2,089,879 shares of Common Stock. As of December 31, 2000, ATV/GP is the record holder of 483,011 shares of Common Stock. As of December 31, 2000, ATV/MFJ is the record holder of 162,118 shares of Common Stock. By virtue  of  their  relationship  as  affiliated  limited
                        partnerships who have overlapping individual general partners, each of ATV, ATV/GP and ATV/MFJ may be deemed to own beneficially 2,735,008 shares of Common Stock (the "Record Shares"). In their capacities as individual general partners of ATV, ATV/GP and ATV/MFJ, Henos and Fleming may be deemed to own beneficially the Record Shares. Henos is also the record owner of 156,000 shares of Common Stock. Each Reporting Person expressly disclaims beneficial ownership, except to the extent of his or its pecuniary interest therein, if any, of

                               Page 7 of 12 pages

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CUSIP No. 047439104                   13G                    Page 8  of 12 Pages
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                        any shares of Common Stock, except in the case of (i)
                        ATV for the 2,089,879 shares which it holds of record,
                        (ii) ATV/GP for the 483,011 shares which it holds of record, (iii) ATV/MFJ for the 162,118 shares which it holds of record, and (iv) Henos for the 156,000 shares which he holds of record.

                  (b)   Percent of Class:

                        Alliance Technology Ventures, Limited Partnership: 11.4% ATV/GP Parallel Fund, Limited Partnership: 11.4%
                        ATV/MFJ Parallel Fund, Limited Partnership: 11.4% Michael A. Henos: 12.1%
                        Stephen R. Fleming: 11.4%

                        The foregoing percentages are calculated based on the 23,888,995 shares of Common Stock of AtheroGenics, Inc. reported to be outstanding in a Quarterly Report on Form 10-Q for AtheroGenics, Inc. for the quarter ended September 30, 2000, as adjusted pursuant to Rule 13d-3(d)(1).

                  (c)   Number of shares as to which such person has:

                        (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person except Henos. 156,000 shares for Henos.

                        (ii)   shared power to vote or to direct the vote:

                               Alliance Technology Ventures, Limited
                               Partnership.: 2,735,008 shares
                               ATV/GP Parallel Fund, Limited Partnership:
                               2,735,008 shares
                               ATV/MFJ Parallel Fund, Limited Partnership:
                               2,735,008 shares
                               Michael A. Henos: 2,735,008 shares
                               Stephen R. Fleming: 2,735,008 shares

                        (iii) sole power to dispose or direct the disposition of:

                               0 shares for each Reporting Person except Henos. 156,000 shares for Henos.

                        (iv) shared power to dispose or direct the disposition of:

                               Alliance Technology Ventures, Limited
                               Partnership.: 2,735,008
                               shares ATV/GP Parallel Fund, Limited Partnership:
                               2,735,008 shares
                               ATV/MFJ Parallel Fund, Limited Partnership:
                               2,735,008 shares
                               Michael A. Henos: 2,735,008 shares
                               Stephen R. Fleming: 2,735,008 shares

                               Page 8 of 12 pages

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CUSIP No. 047439104                   13G                    Page 9  of 12 Pages
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Item 5.           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------
                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person.
                  -------
                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent
                  -----------------------------------------------------
                  Holding Company.
                  ----------------
                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------
                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

Item 9.           Notice of Dissolution of Group.
                  ------------------------------
                  Not Applicable.

Item 10.          Certification.
                  -------------
                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                               Page 9 of 12 pages

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CUSIP No. 047439104                   13G                    Page 10 of 12 Pages
-------------------                                          -------------------

                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:   February 7, 2001

ALLIANCE TECHNOLOGY VENTURES, LIMITED PARTNERSHIP


         By:                *
             -------------------------------
             Michael A. Henos
             General Partner

ATV/GP PARALLEL FUND, LIMITED PARTNERSHIP


         By:                *
             -------------------------------
             Michael A. Henos
             General Partner

ATV/MFJ PARALLEL FUND, LIMITED PARTNERSHIP


         By:                *
             -------------------------------
             Michael A. Henos
             General Partner

Michael A. Henos

              *
--------------------------------------------

Stephen R. Fleming

              *
--------------------------------------------

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.

      /s/ Michael A. Henos
      -------------------------------------
      Michael A. Henos
      Attorney-in-Fact
                               Page 10 of 12 pages

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CUSIP No. 047439104                   13G                    Page 11 of 12 Pages
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                                                                       Exhibit 1
                                                                       ---------
                                    AGREEMENT
                                    ---------

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of AtheroGenics, Inc.

        EXECUTED this 7th day of February, 2001.

ALLIANCE TECHNOLOGY VENTURES, LIMITED PARTNERSHIP

         By:                *
             -------------------------------
             Michael A Henos
             General Partner

ATV/GP PARALLEL FUND, LIMITED PARTNERSHIP

         By:                *
             -------------------------------
             Michael A Henos
             General Partner

ATV/MFJ PARALLEL FUND, LIMITED PARTNERSHIP

         By:                *
             -------------------------------
             Michael A Henos
             General Partner

MICHAEL A. HENOS

              *
--------------------------------------------

STEPHEN R. FLEMING

              *
--------------------------------------------

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.

      /s/ Michael A. Henos
      -------------------------------------
      Michael A. Henos
      Attorney-in-Fact

                               Page 11 of 12 pages

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CUSIP No. 047439104                   13G                    Page 12 of 12 Pages
-------------------                                          -------------------

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael A. Henos and Stephen R. Fleming, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.


           IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2001.



                                           /s/ Michael A. Henos
                                           -------------------------------------
                                           Michael A. Henos


                                           /s/  Stephen R. Fleming
                                           -------------------------------------
                                           Stephen R. Fleming




                               Page 12 of 12 pages